Ex-99.2

PLIANT CORPORATION

Adjusted EBITDA Reconciliation

($ Millions)

	3 months ended 9/30/03	3 months ended 6/30/03	3 months ended 9/30/02
Net Income (loss)	(20.1)	(18.9)	(7.5)
Adjustments:
Income tax expense (benefit)	1.6	2.8	(2.0)
Interest expense	23.5	27.4	19.1
Depreciation and amortization	11.9	13.3	12.1
Restructuring and other costs	3.3	2.5	5.8
Other non-cash charges and net adjustments for certain unusual items	—	1.1	0.6

Adjusted EBITDA	20.2	28.2	28.1